Y:\genlcorp\sec-frms\usw\S-8\1997\com-pln\EX5.DOC    3/31/97

EXHIBIT  5

U  S  WEST,  Inc.
7800  East  Orchard  Road
Suite  390
Englewood,  Colorado    80111

Stephen  E.  Brilz
Corporate  Counsel  and
Assistant  Secretary

March  31,  1997



U  S  WEST,  Inc.
7800  East  Orchard  Road
Englewood,  Colorado    80111

Ladies  and  Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed by U S WEST, Inc. a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on March 31, 1997. The Registration Statement covers 3,300,000 shares of U S WEST Media Group common stock, $.01 par value per share (the "Shares") which may be issued from time to time in connection with the U S WEST Media Group 1997 Broad-Based Stock Option Plan (the "Plan").

I have made such legal and factual examinations and inquiries as I deemed advisable for the purpose of rendering this opinion. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares, upon issuance thereof in accordance with the terms of the Plan will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

/S/  STEPHEN  E.  BRILZ

Stephen  E.  Brilz